UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 26, 2010
LIBERATOR MEDICAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-05663	87-0267292

(State or other jurisdiction Of incorporation)	(Commission File Number)	(IRS Employer Identification Number)
2979 SE Gran Park Way, Stuart, Florida 34997

(Address of Principal Executive Offices)
(772) 287-2414

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers
On February 26, 2010, Jeannette Corbett, was appointed to the Board of Directors of Liberator Medical Holdings, Inc., a Nevada corporation (the “Company”).
As compensation for her services as a director, Ms. Corbett will receive an annual fee of $10,000, payable quarterly, and an option vesting over two years to purchase 50,000 shares of common stock at the current OTCBB market price. Ms. Corbett’s biographical information is set forth below.
Mrs. Corbett, 59, a certified public accountant, is President Emeritus and Acting Interim President of the Quantum Foundation. Previously, she served as CFO of the Medical Services Division and Vice President of Finance of Phymatrix Corporation (PHMX), based in West Palm Beach, FL. Prior to her position at Phymatrix, Mrs. Corbett was President of McGill, Roselli, Ayala & Hoppmann, a West Palm Beach-based accounting firm. She has also served as an adjunct instructor of taxation of Palm Beach State College in Lake Worth, Florida. Mrs. Corbett has a bachelor’s of science degree in business administration from the University of Florida, graduating Summa Cum Laude. Mrs. Corbett was Chairman of the Board of JFK Medical Center in Atlantis, Florida, from 1991-1994 and was Chair of the Hospital’s Finance Committee from 1989-1991.
She is an alumna of Leadership Florida (1992) and was a member of the Economic Council of Palm Beach County from 1991 to 2006. In addition to her role at the Quantum Foundation, she was Chairman of the Board of Grantmakers in Health from 2003 to 2006; Board member of the Palm Beach County Community Alliance from 2003 to 2006; and United Way of Palm Beach County from 2000 to 2006. She is the past recipient of the Women of Distinction Award, the Women’s Chamber Giraffe Award, and has been named by the Sun Sentinel as a Power Broker in Palm Beach County. Mrs. Corbett is a member of the Florida Institute of CPAs. Mrs. Corbett resides with her husband John in Melbourne Beach, Florida.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERATOR MEDICAL HOLDINGS, INC.
Registrant

Dated: March 11, 2010	/s/ Mark A. Libratore
Mark A. Libratore, President

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